Exhibit 10r-7

AMENDMENT NO. 7 TO SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

As of February 27, 2007

Summary of Director and Executive Officer Compensation, filed with the Securities and Exchange Commission on March 18, 2005, and amended as of May 9, 2005, August 10, 2005, February 22, 2006, March 31, 2006, May 12, 2006 and November 20, 2006, is hereby amended and restated in its entirety:

I. DIRECTOR COMPENSATION.

The following table sets forth the rates of compensation for non-management directors that became effective on April 1, 2006.

Annual Retainer

Audit Committee Chairperson*	$45,000
Compensation and Organization Committee Chairperson	$42,500
Lead Director*	$50,000
Nominating and Governance Committee Chairperson	$40,000
Finance Committee Chairperson	$40,000
Safety and Environment Committee Chairperson	$38,500
Each Other Non-Management Director	$35,000

* Robert G. Paul, who is Chairperson of the Audit Committee as well as Lead Director, on an annualized basis, receives an annual retainer of $60,000 ($35,000 as a Non-Management Director, an additional $10,000 as Chairperson of the Audit Committee, and an additional $15,000 as Lead Director).

Board Meeting Attendance Fees

Non-Management Directors $1,500

Committee Meeting Attendance Fees

Committee Chairpersons	$1,500
Committee Members	$1,000
Telephone Meetings	50% of the fee entitled had the meeting been held in person

Under the 2005 Equity Compensation Plan (the “2005 Plan”), the annual retainer for non-management directors was paid semi-annually in shares of Rogers Corporation (“Rogers”) capital stock, with the number of shares of stock granted based on their then fair market value (pro-rated to reflect directors joining or leaving the Board after the beginning of the year). However, beginning on January 1, 2007, non-management directors will receive the annual retainer semi-annually in cash unless they choose to receive Rogers capital stock. Stock options are also granted to each non-management director twice a year. Currently, such semi-annual stock option grants are for 2,250 shares (also pro-rated for a director joining or leaving the Board after the beginning of the year), each with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant even if the individual is no longer serving as a Rogers director.

On a yearly basis, non-management directors can choose whether to receive their meeting fees in cash, stock or a combination thereof. In addition, under Rogers’ non-qualified deferred compensation plan for non-management directors, such individuals may elect to defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

For 2007, certain of Rogers’ non-management directors made the following elections:

Edward L. Diefenthal: Receive the annual retainer in Rogers stock on a current basis.

Gregory B. Howey: Defer receipt of Rogers stock for the annual retainer. Receive meeting fees in Rogers stock, but defer receipt.

Carol R. Jensen: Receive the annual retainer in Rogers stock on a current basis.

Eileen S. Kraus: Receive meeting fees in Rogers stock on a current basis.

William E. Mitchell: Receive the annual retainer in Rogers stock on a deferred basis.

Rogers’ other non-management directors, Leonard M. Baker, Charles M. Brennan, III, Walter E. Boomer, Leonard R. Jaskol, and Robert G. Paul, by not making any such special election, will receive cash for the 2007 annual retainer on a current basis (as will Ms. Kraus) and will receive their meeting fees in cash on a current basis (as will Mr. Diefenthal, Dr. Jensen and Mr. Mitchell).

II. EXECUTIVE COMPENSATION.

The table below sets forth the base salaries provided to the following executive officers of Rogers as of the dates shown below.

Executive Officer	Annual Salary 5/29/06(1)	Annual Salary Effective 3/19/07

Robert D. Wachob	$433,004	$475,020
President and Chief Executive Officer

Dennis M. Loughran
Vice President Finance and Chief Financial Officer	$260,000	$273,000

Robert C. Daigle	$225,524	$242,502
Vice President, R&D and
Chief Technology Officer

John A. Richie	$201,032	$215,436
Vice President, Human Resources

Robert M. Soffer	$193,362	$201,994
Vice President, Treasurer and Secretary

Paul B. Middleton	$186,056	$193,596
Corporate Controller

(1) Effective May 29, 2006, the annual base salaries of Messrs. Daigle, Richie, Soffer and Middleton were increased to offset a decrease in their automobile and gasoline allowance. The other salaries listed in this column were effective as of 3/20/06.

Executive Officers are also eligible to receive a bonus each year under the Rogers Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan has target bonuses of 60% to 75% of base salary for the CEO, and between 25% and 45% for the other executive officers. Actual bonuses may vary from 0% to 300% of the target bonuses depending on performance relative to annual profit improvement objectives. These amounts are determined by the performance of Rogers (Net Income Per Share) versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% of the consideration for the executive officers listed below. For 2006, overall corporate performance exceeded the 300% target amount, and, as a result, all of the following executive officers received a bonus at the 300% level.

Executive Officer	Bonus Amount at 300% Level

Robert D. Wachob	$909,308
President and Chief Executive Officer

Dennis M. Loughran	$312,000
Vice President Finance and Chief Financial Officer

Robert C. Daigle	$271,939
Vice President, R&D and Chief Technology Officer

John A. Richie	$211,384
Vice President, Human Resources

Robert M. Soffer	$145,665
Vice President, Treasurer and Secretary

Paul B. Middleton (1)	$139,601
Corporate Controller

(1) None of the above executive officers received a bonus for 2005, except for Mr. Middleton, as bonus performance targets were not achieved in 2005. However, Mr. Middleton was awarded a $20,000 bonus for 2005 in recognition of his contributions as Acting Chief Financial Officer for ten months.

III. A. EXECUTIVE OFFICER STOCK OPTION GRANTS.

Executive officers of Rogers are eligible to receive stock option grants each year, based on the individual's level in the organization and, the same performance criteria used to determine salary adjustments. These criteria are not weighted. Options generally have an exercise price equal to at least the fair market value of the Rogers stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant.

On February 15, 2006 and February 14, 2007, the Compensation and Organization Committee of the Board of Directors approved grants of stock options for a number of Rogers employees including the following executive officers; except for Mr. Wachob whose grants were approved on February 16, 2006 and February 15, 2007.

	2006		2007
Executive Officer	Number of Shares in Non-Qualified Stock Option Grant	Number of Shares in Incentive Stock Option Grant	Number of Shares in Non-Qualified Stock Option Grant

Robert D. Wachob	33,500	4,000	33,550
President and Chief Executive
Officer

Dennis M. Loughran	9,000	6,000	10,350
Vice President Finance and Chief Financial Officer

Robert C. Daigle	2,600	6,000	10,350
Vice President, R&D and Chief Technology Officer

John A. Richie	1,900	6,000	8,550
Vice President, Human Resources

Robert M. Soffer	0	5,750	6,200
Vice President, Treasurer and Secretary

Paul B. Middleton	0	5,750	6,200
Corporate Controller

All of the above 2006 non-qualified stock options and incentive stock options permit the purchase, for up to ten years (unless previously terminated), of the number of shares of common stock shown above. Such 2006 grants were at an exercise price of $48.00 per share, except in the case of Mr. Wachob, whose exercise price was $47.98 per share. The options granted to Messrs. Loughran, Daigle, Richie, Soffer and Middleton vest in one-third increments on the second, third and fourth anniversary of the grant date, February 15, 2006. The options granted to Mr. Wachob vest as follows: (i) the incentive stock option vests as to 2,000 shares on February 16, 2009 and 2,000 shares on February 16, 2010; and (ii) the non-qualified stock option vests as to 12,500 shares on February 16, 2008, 10,500 shares on February 16, 2009, and 10,500 shares on February 16, 2010. Collectively, Mr. Wachob's 2006 incentive stock options and non-qualified stock options vest in one-third increments.

All of the above 2007 non-qualified stock options permit the purchase, for up to ten years (unless previously terminated), of the number of shares of common stock shown above. Such 2007 grants were at an exercise price of $52.51, except in the case of Mr. Wachob, whose exercise price was $53.10. All such options vest in one-third increments on the second, third, and fourth anniversary of the grant date, February 14, 2007, except Mr. Wachob whose grant date was February 15, 2007. None of the above individuals received an incentive stock option in February of 2007.

III. B. EXECUTIVE OFFICER RESTRICTED STOCK GRANTS.

As of April 28, 2005, executive officers became eligible to receive various types of equity awards including restricted stock grants.

On February 15, 2006 Dennis M. Loughran, Rogers’ new Vice President Finance and Chief Financial Officer, was awarded 2,500 shares of restricted common stock, at a purchase price of $0 and which vest completely on the third anniversary date of the grant.

On March 16, 2006, the Compensation and Organization Committee (the “Committee”) of the Board of Directors approved awards of restricted stock to certain executive officers (the "2006 Awards"). The 2006 Awards are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2006, 2007 and 2008 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met.

On February 14, 2007, the Committee approved awards of restricted stock to certain executive officers and a restricted stock award was made to Mr. Wachob on February 15, 2007 (collectively, the "2007 Awards"). The 2007 Awards are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2007, 2008 and 2009 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met.

The 2006 and 2007 targeted restricted stock awards were granted to the following executive officers:

Executive Officer	Target Number of Shares in 2006		Target Number of Shares in 2007

Robert D. Wachob	7,000		5,200
President and Chief Executive Officer

Dennis M. Loughran	2,500	(1)	1,450
Vice President Finance and Chief Financial Officer

Robert C. Daigle	1,600		1,450
Vice President, R&D and Chief Technology Officer

John A. Richie	1,450		1,350
Vice President, Human Resources

Robert M. Soffer	1,050		1,000
Vice President, Treasurer and Secretary

Paul B. Middleton	1,050		1,000
Corporate Controller

(1) A time based award.

The exact number of shares of restricted stock that will be issued to each of the executive officers listed above will depend upon where the actual performance achieved during the three subsequent fiscal years from each grant falls on a performance scale set by the Committee, which ranges from 0% to 200% of the target number of shares specified above. This does not apply to Mr. Loughran’s February 15, 2006 grant which was time based.

IV. RETIREMENT PLANS.

Rogers also maintains the Rogers Corporation Defined Benefit Pension Plan (the "Pension Plan"), for which all United States executive officers are eligible. The Pension Plan Table below reflects estimated annual benefits payable at age 65, the normal retirement age, at various compensation levels and years of service pursuant to Rogers' non-contributory defined benefit pension plans for domestic salaried employees.

Annual Pension Benefits (1) (2)
Final Average	Years of Service
Earnings (3)	5 years	10 years	15 years	20 years	25 years	30 years	35 years
$125,000	$9,930	$19,860	$29,790	$39,710	$49,640	$59,570	$62,700
150,000	12,120	24,230	36,350	48,460	60,580	72,700	76,450
175,000	14,300	28,610	42,910	57,210	71,520	85,820	90,200
200,000	16,490	32,980	49,470	65,960	82,450	98,950	103,950
225,000	18,680	37,360	56,040	74,710	93,390	112,070	117,700
250,000	20,870	41,730	62,600	83,460	104,330	125,200	131,450
275,000	23,050	46,110	69,160	92,210	115,270	138,320	145,200
300,000	25,240	50,480	75,720	100,960	126,200	151,450	158,950
325,000	27,430	54,860	82,290	109,710	137,140	164,570	172,700
350,000	29,620	59,230	88,850	118,460	148,080	177,700	186,450
375,000	31,800	63,610	95,410	127,210	159,020	190,820	200,200
400,000	33,990	67,980	101,970	135,960	169,950	203,950	213,950
425,000	36,180	72,360	108,540	144,710	180,890	217,070	227,700
450,000	38,370	76,730	115,100	153,460	191,830	230,200	241,450
475,000	40,550	81,110	121,660	162,210	202,770	243,320	255,200
500,000	42,740	85,480	128,220	170,960	213,700	256,450	268,950

(1)	Benefits are calculated on a single life annuity basis.
(2)
Federal law limits the amount of benefits payable under tax-qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. Rogers has adopted a non-qualified retirement plan (the “Pension Restoration Plan”) for: (i) the payment of amounts to all plan participants who may be affected by such federal benefit limitations and other plan provisions; and (ii) the payment of supplemental amounts to certain senior executives specified by the Compensation and Organization Committee of the Board of Directors. In general, the total pension benefit due an individual will be actuarially equivalent to the amount calculated under Rogers’ qualified pension plan as if such federal benefit limitations did not exist, as if covered compensation included amounts deferred under a deferral plan, and for certain senior executives specified by the Compensation and Organization Committee of the Board of Directors, as if covered compensation included bonuses paid on or after January 1, 2004, as described in footnote 3 below. Accordingly, the benefits shown have not been reduced by such limitations or provisions.

(3)
Final average earnings is the average of the highest consecutive five of the last ten years’ annual earnings as of June 1 of each year. Covered compensation includes only salary, whether or not deferred under a deferral plan, and for certain senior executives over age 55 that have been specified by the Compensation and Organization Committee of the Board of Directors, including Messrs. Wachob, Richie, and Soffer, covered compensation under the Pension Restoration Plan also includes bonuses paid on or after January 1, 2004, and will include bonuses paid before January 1, 2004 in the event of their death, disability, or termination of employment that results in the payment of severance. If there is a change in control of Rogers, covered compensation under the Pension Restoration Plan for these senior executives and for certain additional senior executives that have been specified by the Compensation and Organization Committee of the Board of Directors will also include bonuses paid before January 1, 2004. If there is a change in control of Rogers, the Pension Restoration Plan provides that benefits payable under such plan shall be reduced to an amount so that such benefits would not constitute so-called “excess parachute payments” under applicable provisions of the Internal Revenue Code of 1986. As of January 1, 2007, the five-year average earnings for Messrs. Wachob, Daigle, Richie, Soffer and Middleton, and their estimated years of credited service are: Mr. Wachob, $539,091 and 23 years; Mr. Daigle, $199,170 and 19 years; Mr. Richie, $232,008 and 30 years; Mr. Soffer, $214,242 and 28 years and Mr. Middleton $168,948 and 6 years. As of January 1, 2007, in the case of Mr. Loughran, earnings for calculating his pension would currently be based on average earnings of $260,000 and one year of service.

V. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Rogers’ severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by Rogers, except in the case of the executive officers of Rogers as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual’s employment terminates. The right of these executive officers to make such an election may be cancelled by Rogers or the executive on three years written notice. Messrs. Wachob and Soffer would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991.

The board of directors determined that it would be in the best interests of Rogers to ensure that the possibility of a change in control of Rogers would not interfere with the continuing dedication of Rogers executive officers to their duties to Rogers and its shareholders. Toward that purpose, Rogers has agreements with its Chief Executive Officer and certain of its other executive officers which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a change in control, as defined in the agreements. The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreements, unless either party objects to such extension. If within a 36 month period following a change in control, an executive’s employment is terminated without cause, as defined in the agreements, or if such executive resigns in certain specified circumstances, then the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called “excess parachute payments” under applicable provisions of the Internal Revenue Code of 1986.